As filed with the Securities and Exchange Commission on June 19, 1996
                                                     Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------

                                  U-SHIP, INC.
             (Exact Name of Registrant as Specified in Its Charter)

             UTAH                                              39-1713181
(State or Other Jurisdiction of                             (I.R.S. Employer
 Incorporation or Organization)                            Identification No.)

                             ----------------------

                              5583 West 78th Street
                             Edina, Minnesota 55439
                          (Address, Including Zip Code,
                  of Registrant's Principal Executive Offices)
                             -----------------------

                       U-Ship, Inc. 1995 Stock Option Plan
                  U-Ship, Inc. 1996 Director Stock Option Plan
                  Warrants issued to Consultant to U-Ship, Inc.
                            (Full Title of the Plans)
                             -----------------------

                                 Bruce H. Senske
                              5583 West 78th Street
                             Edina, Minnesota 55439
                                 (612) 941-4080
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                             -----------------------
                                   Copies to:

                              Avron L. Gordon, Esq.
                             Jeffrey L. Cotter, Esq.
                                Briggs and Morgan
                                 2400 IDS Center
                             80 South Eighth Street
                          Minneapolis, Minnesota 55402
                                 (612) 334-8400
                             -----------------------

                         CALCULATION OF REGISTRATION FEE

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
                                                               Proposed Maximum    Proposed Maximum
                                               Amount to be   Offering Price Per  Aggregate Offering    Amount of
    Title of Securities to be Registered        Registered         Share (1)            Price        Registration Fee
    ------------------------------------        ----------         ---------            -----        ----------------
Common Stock, $.004 par value issuable under:
U-Ship, Inc. 1995 Stock Option Plan                450,000        $ 3.78125         $ 1,701,562.50          $586.75
U-Ship, Inc. 1996 Director Stock Option Plan       100,000        $ 3.78125         $   378,125.00          $130.39
Warrants issued to Consultant to U-Ship, Inc.       42,857        $ 3.50            $   149,999.50          $ 51.72
                                                    21,875        $  .875           $    19,140.63          $  6.60

Total                                                                               $ 2,248,827.63          $775.46
                                                                                    ==============          =======


(1) With respect to the 42,857 and the 21,875 shares of Common Stock for which warrants have been granted, the price is based on the prices at which the warrants may be exercised. With respect to the remaining shares of Common Stock, the price is based on the average of the closing bid and ask prices for such stock on June 14, 1996.





                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         U-Ship, Inc. (the "Company") incorporates herein by reference the following documents or portions of documents, as of their respective dates as filed with the United States Securities and Exchange Commission:

                  (a) The description of the Company's Common Stock contained in the Company's Registration Statement on Form SB-2, Registration No. 333-01652C.

         All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Unless limited in a corporation's articles of incorporation, Utah Statutes, Section 16-10a-903, requires indemnification of directors against reasonable expenses (including attorneys' fees) incurred by such person in connection with the successful defense of any proceeding to which he or she was a party because he or she is or was a director of a corporation. Further, Utah Statutes, Section 16-10a-907 requires indemnification for officers to the same extent as directors, provided that a corporation may also indemnify employees and agents, and provides that a corporation may indemnify employees and agents, and provides that a corporation may indemnify all of such persons to a greater extent than is statutorily required. The Company's Articles of Incorporation provide that the Company shall indemnify officers and directors against any and all expenses arising out of any suit or proceeding to which they are a party because of their serving the Company as such, except that in relation to matters as to which any officer or director is adjudged liable for his or her own negligence or misconduct in the performance of his or her duty. The Company's Bylaws also provide for certain indemnification of directors, officers, employees and agents, past or present, of the Company, and persons serving as such of another corporation or entity at the request of the Company.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

Exhibit
Number           Description

5        Opinion of Briggs and Morgan, Professional Association

23(i)    Consent of Independent Public Accountants

23(ii)   Consent of Briggs and Morgan, Professional Association (contained in
         Exhibit 5)

99(i)    U-Ship, Inc. 1995 Stock Option Plan (incorporated by reference to
         Exhibit 10.21 to Registrant's Registration Statement on Form SB-2, Registration No. 333-01652C)

99(ii) U-Ship, Inc. 1996 Director Stock Option Plan (incorporated by reference to Exhibit 10.22 to Registrant's Registration Statement on Form SB-2 Registration No. 333-01652C)

99(iii) Warrants dated June 5, 1995 and June 4, 1996 between the Company and Michael L. Bochert to purchase 87,500 (pre-February 29, 1996 reverse stock split) and 42,857 shares of the Company's common stock, respectively.

ITEM 9.  UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes as follows:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) to include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933, as amended (the
                  "Act");

                           (ii) to reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

                           (iii) to include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by the foregoing paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) That, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and the State of Minnesota on the 13th day of June, 1996.

                                       U-SHIP, INC.


                                       By
                                          Bruce H. Senske
                                          President

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce H. Senske, as his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Bruce H. Senske         President, Chief Executive            June 13, 1996
Bruce H. Senske             Officer and Director (Principal
                            Executive Officer and Principal
                            Financial and Accounting
                            Officer)


/s/ Willis K. Drake         Director                              June 19, 1996
Willis K. Drake


/s/ Donald L. Kotula        Director                              June 13, 1996
Donald L. Kotula


/s/ R. Michael Fox          Director                              June 13, 1996
R. Michael Fox


/s/ Gary W. Ramsden         Director                              June 13, 1996
Gary W. Ramsden


/s/ Ronald D. Schmidt       Director                              June 13, 1996
Ronald D. Schmidt


/s/ B. Richard Vogen        Director                              June 13, 1996
B. Richard Vogen



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